UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2006

NVIDIA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-23985	94-3177549
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2701 San Tomas Expressway, Santa Clara, CA	95050
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 486-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On November 6, 2006, NVIDIA Corporation (“NVIDIA”) entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with PortalPlayer, Inc. (“PortalPlayer”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Partridge Acquisition, Inc., a wholly-owned subsidiary of NVIDIA, will merge with and into PortalPlayer, with PortalPlayer as the surviving corporation of the merger (the “Merger”). As a result of the Merger: (i) PortalPlayer will become a wholly-owned subsidiary of NVIDIA; and (ii) each outstanding share of PortalPlayer common stock will be converted into the right to receive $13.50 per share in cash without interest. In connection with the Merger, NVIDIA will also, in its discretion, assume or substitute outstanding options to purchase PortalPlayer common stock pursuant to the terms of the Merger Agreement. The consummation of the Merger is subject to certain customary closing conditions, including antitrust approvals and adoption of the Merger Agreement by the stockholders of PortalPlayer. The Merger, which is expected to close in December 2006 or early 2007, may not be completed if any of the closing conditions are not satisfied or waived. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

A copy of the press release issued by NVIDIA on November 6, 2006 concerning the transaction is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

SECTION 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

2.1	Agreement and Plan of Merger among NVIDIA Corporation, Partridge Acquisition, Inc. and PortalPlayer, Inc., dated November 6, 2006.

99.1	Press release, dated November 6, 2006, entitled “NVIDIA to Acquire PortalPlayer.”

2.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NVIDIA Corporation

	By:	/s/ Marvin D. Burkett
Marvin D. Burkett
Date: November 8, 2006		Chief Financial Officer

3.

EXHIBIT INDEX

Exhibit	Description

2.1	Agreement and Plan of Merger among NVIDIA Corporation, Partridge Acquisition, Inc. and PortalPlayer, Inc., dated November 6, 2006.

99.1	Press release, dated November 6, 2006, entitled “NVIDIA to Acquire PortalPlayer.”

4.